Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date April 22, 2010

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces a Continuation of its Quarterly Profits

Michigan City, Indiana (NASDAQ GM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the three months ended March 31, 2010.

SUMMARY:
•	First quarter net income was $1.8 million or $0.44 diluted earnings per share.
•	Lower volume in mortgage warehouse lending reduced average loans during the quarter, decreasing interest income.
•	Horizon continued to experience steady residential mortgage loan activity through the first quarter with $1.4 million from the gain on sale of mortgage loans.
•	Horizon continues to build loan loss reserves.
•
Horizon’s quarterly provision to the allowance for loan loss reserve decreased by approximately $467,000 from the fourth quarter of 2009.  However the ratio of allowance for loan losses to total loans increased to 1.97% from 1.80% at December 31, 2009.

•	Horizon’s net loans charged off during the first quarter were $3.1 million compared to $1.6 million for the fourth quarter of 2009.
•	Horizon’s balance of Other Real Estate Owned increased approximately $345,000 during the first quarter primarily due to the addition of one commercial property.
•	Horizon’s non-performing loans decreased approximately $755,000 from December 31, 2009 to March 31, 2010.
•
Horizon’s non-performing loans to total loans ratio as of March 31, 2010 was 2.00%, which compares favorably to National and State of Indiana peer averages1 of 4.66% and 2.71%, respectively, of total loans as of December 31, 2009.

•	Horizon’s capital ratios continue to be above the regulatory standards for well-capitalized banks.

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1
National peer group: Consists of all insured commercial banks having assets between $1 Billion and $10 Billion as reported by the Uniform Bank Performance Report as of December 31, 2009.  Indiana peer group: Consists of 18 publicly traded banks all headquartered in the State of Indiana as reported by the Uniform Bank Performance Reports as of December 31, 2009.

Pg. 2 cont. Horizon Bancorp Announces a Continuation of its Quarterly Profits

Craig M. Dwight, Chief Executive Officer of Horizon Bancorp stated, “We are proud to report a continuation of quarterly profits given the economic challenges and stress on loan portfolios throughout the industry.  Horizon’s success is a result of the cumulative effort of our dedicated team and their ability to accomplish goals and seek new opportunities.”

Performance Highlights:

Net income for the first quarter of 2010 was $1.8 million or $.44 diluted earnings per share.  This compares to $2.6 million or $.71 diluted earnings per share for the same quarter of the prior year.

Diluted earnings per share were reduced by $.11 for the three months ending March 31, 2010 and March 31, 2009 due to the preferred stock dividends and the accretion of the discount on the preferred stock.

Net interest income decreased $863,000 for the three months of 2010 compared to the same prior year period.  This was primarily due to lower interest income from lower interest earning assets partially offset by a decrease in the cost of funds.  The net interest margin decreased to 3.55% for the three months ending March 31, 2010 from 3.78% in the prior year for the same period.  The lower net interest margin for the first quarter of 2010 was the result of maintaining a higher average balance of cash and cash equivalents during the quarter that produced a low yield along with a decrease in the yields on interest earning assets that exceeded the decrease for the rates paid on interest bearing liabilities.

The reduction in the first quarter’s interest income over the same period of the prior year was primarily due to the reduction in the average balance of mortgage warehouse lending to a more historic level along with lower asset yields from assets repricing in a low interest rate environment.  Total interest income at March 31, 2010 was $2.5 million lower than first quarter of 2009.  Interest expense during the first quarter of 2010 compared to the same period in 2009 decreased $1.7 million which partially offset the reduction in interest income.  The lower interest expense was primarily due to Horizon’s ability to reduce the costs of interest bearing liabilities by lowering deposit rates, decreasing borrowings, and changing the mix of funding by increasing the balance of lower cost deposits.

The provision for loan losses was $3.2 million for the three months ending March 31, 2010, which was approximately the same as for the first three months of the prior year.  The first quarter provision was less than the $3.7 million, $3.4 million, and $3.3 million in reserves taken in the fourth, third, and second quarters of 2009.  Consumer loan charge-offs continue to require quarterly provisions for loan losses but appear to be stabilizing as the amount of consumer charge-offs leveled off over the past two quarters.  However, the increase in commercial charge-offs during the first quarter of 2010 and the level of non-performing loans required continued provision expense for anticipated loan losses.

Non-performing loans totaled $16.4 million on March 31, 2010, down from $17.1 million on December 31, 2009.  As a percentage of total loans it was 1.98% on March 31, 2010, up slightly from 1.92% on December 31, 2009.   Non-performing loans also increased from $10.5 million on March 31, 2009 which was 1.11% of total loans.  Horizon’s non-performing loan statistics compare favorably to National and State of Indiana peer averages1 of 4.66% and 2.71%, respectively, as of December 31, 2009.

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Pg. 3 cont. Horizon Bancorp Announces a Continuation of its Quarterly Profits

The decrease of non-performing loans over the prior quarter was due to a decrease in commercial non-performing loans.  Commercial non-performing loans were $7.0 million on March 31, 2010, down from $9.2 million on December 31, 2009, but up slightly from $6.5 million on March 31, 2009.  The reduction during the quarter was primarily due to one loan becoming current, two loans being written off, and one loan relationship moving to OREO.  A $1.0 million commercial loan that was over 90 days past maturity on December 31, 2009 was renewed in the first quarter.  A loan secured by vacant land was written down by $780,000 based on a new appraisal received during the quarter.  Also, a loan to a bankrupt manufacturer was written down by $700,000 during the first quarter of 2010.  Four commercial loans totaling $685,000 on December 31, 2009 were moved to OREO during the quarter.  These reductions were partially offset by four loans added to non-performing status during the quarter totaling $1.1 million.  The slight increase in the Company’s non-performing loans over the past year can be attributed to the continued national and local economic problems, including, continued high local unemployment causing lower business revenues and increased consumer bankruptcies.

Non-accrual loans totaled $14.9 million on March 31, 2010, down from $15.4 million on December 31, 2009, but up from $9.7 million on March 31, 2009.  Nonaccrual loans to restaurant operators totaled $2.6 million on March 31, 2010, the same as the previous quarter. Nonaccrual loans to home builders and land developers totaled $2.1 million on March 31, 2010, down from $2.2 million on December 31, 2009. Mortgage loans on non-accrual totaled $4.9 million on March 31, 2010, up from $4.6 million on December 31, 2009. Consumer loans on non-accrual increased to $2.9 million from $2.7 million during the quarter.

Loans 90 days delinquent but still accruing interest totaled $345,000 on March 31, 2010, down from $1,758,000 on December 31, 2009 and $730,000 on March 31, 2009.  The decline from December 31, 2009 was primarily due to the aforementioned $1.0 million commercial loan that was brought current.  Horizon’s policy is to place loans over 90 days delinquent on non-accrual unless they are in the process of collection and full recovery is expected.

Other Real Estate Owned (OREO) totaled $2.2 million on March 31, 2010, up from $1.7 million on December 31, 2009, but down from $2.5 million on March 31, 2009. During the first quarter two properties with a book value of $654,000 on December 31, 2009 were sold. Another 14 properties with a book value of $1.2 million on December 31, 2009 were transferred into OREO status. On March 31, 2010, OREO was comprised of 43 properties.  Of these 32 totaling $1.7 million were residential and four totaling $500,000 were commercial.

No mortgage warehouse loans were non-performing or OREO as of March 31, 2010, December 31, 2009, or March 31, 2009.

The residential mortgage loan activity continued to be steady through the first quarter of 2010 with $1.4 million from gain on sale of mortgage loans, down from $1.9 million during the same period in 2009 and up from $1.2 million in the fourth quarter of 2009.  Service charges on deposit accounts and wire transfer fees were down during the first quarter compared to the same period in 2009 primarily due to reduced consumer and mortgage warehousing activity.

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Pg. 4 cont. Horizon Bancorp Announces a Continuation of its Quarterly Profits

Total other expenses were $157,000 higher in the first quarter of 2010 compared to the first quarter of 2009.  Loan collection costs, which are included in loan expense and FDIC insurance contributed to the increase.  In addition, approximately $109,000 of expense was recognized during the first quarter of 2010 related the anticipated purchase and assumption of American Trust & Savings Bank.

Other items
•
Horizon anticipates completing the American Trust & Savings Bank acquisition in the second quarter in which we will acquire approximately $110.0 million in assets and assume approximately $112.0 million in liabilities comprised mostly of deposits.

•	Horizon anticipates additional transaction costs related to the American Trust & Savings Bank acquisition in the second quarter of 2010.
•	Horizon is relocating its South Bend Office in the third quarter of 2010 and should lower related occupancy expense by approximately $95,000 per year.
•
Robert E. McBride, MD retired from our Board of Directors effective April 13, 2010.  Dr. McBride served our Board admirably for over 25 years and his contributions and loyalty to the Company contributed to our success.

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern Indiana and Southwest Michigan.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management.  Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those contemplated by the forward-looking statements.  Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:	Horizon Bancorp
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280
# # #

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2010	2009	2009	2009	2009
Balance sheet:
Total assets	$1,301,660	$1,387,020	$1,321,224	$1,343,296	$1,442,851
Short term investments	3,741	4,783	4,464	10,418	6,444
Investment securities	368,752	344,789	333,031	331,941	327,289
Commercial loans	310,664	314,517	312,573	313,857	313,840
Mortgage warehouse loans	96,327	166,698	145,270	163,083	186,058
Residential mortgage loans	135,475	133,892	142,568	146,096	160,478
Installment loans	266,954	271,210	275,299	272,394	273,728
Earning assets	1,203,784	1,254,781	1,232,549	1,260,807	1,288,214
Non-interest bearing deposit accounts	91,482	84,357	87,725	83,940	81,000
Interest bearing transaction accounts	423,315	540,647	375,548	388,954	489,699
Time deposits	358,725	326,704	394,724	375,256	406,790
Borrowings	273,235	284,016	311,884	349,499	320,956
Subordinated debentures	27,837	27,837	27,837	27,837	27,837
Common stockholders' equity	91,371	90,299	89,566	82,965	82,236
Total stockholders’ equity	115,716	114,605	113,833	107,194	106,427

Income statement:	Three months ended
Net interest income	$10,553	$11,371	$10,719	$11,263	$11,416
Provision for loan losses	3,233	3,700	3,416	3,290	3,197
Other income	4,374	4,304	4,542	4,516	4,494
Other expenses	9,554	9,558	8,929	9,928	9,397
Income tax expense	349	333	559	497	681
Net income	1,791	2,084	2,357	2,064	2,635
Preferred stock dividend	(352)	(351)	(351)	(350)	(350)
Net income available to common shareholders	1,439	1,733	2,006	1,714	2,285

Per share data:
Basic earnings per share	$0.44	$0.53	$0.62	$0.53	$0.71
Diluted earnings per share	0.44	0.53	0.61	0.52	0.70
Cash dividends declared per common share	0.17	0.17	0.17	0.17	0.17
Book value per common share	27.88	27.67	27.46	25.85	25.62
Tangible book value per common share	25.70	25.45	25.22	23.55	23.30
Market value - high	$19.50	$17.25	$17.50	$19.45	$13.21
Market value - low	$16.44	$14.31	$15.00	$11.00	$10.50
Basic common shares outstanding	3,270,217	3,262,927	3,245,505	3,209,482	3,209,482
Diluted common shares outstanding	3,293,192	3,275,588	3,273,742	3,270,178	3,250,424

Key ratios:
Return on average assets	0.54%	0.62%	0.72%	0.59%	0.79%
Return on average common stockholders' equity	6.34	7.56	9.12	8.01	11.18
Net interest margin	3.55	3.76	3.64	3.51	3.78
Loan loss reserve to total loans	1.97	1.80	1.58	1.40	1.23
Non-performing loans to loans	2.00	1.92	1.87	1.49	1.11
Average equity to average assets	8.73	8.61	8.53	7.80	7.94
Bank only capital ratios:
Tier 1 capital to average assets	8.83	8.64	8.79	8.22	8.51
Tier 1 capital to risk weighted assets	12.86	11.85	12.04	11.93	11.45
Total capital to risk weighted assets	14.10	13.10	13.29	13.19	12.61

HORIZON BANCORP

Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands, Unaudited)

	March 31 2010	December 31 2009	September 30 2009	June 30 2009	March 31 2009

Commercial	$6,010	$5,766	$4,699	$3,076	$2,441
Real estate	1,444	1,933	1,599	1,511	1,038
Mortgage warehousing	1,390	1,455	1,480	1,453	1,428
Installment	7,276	6,861	6,146	6,609	6,682
Unallocated	-	-	-	-	-
Total	$16,120	$16,015	$13,924	$12,649	$11,589

Net Charge-offs
(Dollars in Thousands, Unaudited)

	Three months ended
	March 31 2010	December 31 2009	September 30 2009	June 30 2009	March 31 2009

Commercial	$1,832	$527	$530	$262	$1,076
Real estate	309	146	22	214	50
Mortgage warehousing	-	-	-	-	-
Installment	986	936	1,589	1,754	1,892
Total	$3,127	$1,609	$2,141	$2,230	$3,018

Total Non-performing Loans
(Dollars in Thousands, Unaudited)

	March 31 2010	December 31 2009	September 30 2009	June 30 2009	March 31 2009

Commercial	$7,024	$9,229	$9,235	$7,959	$6,474
Real estate	6,217	4,819	4,926	3,764	2,446
Mortgage warehousing	-	-	-	-	-
Installment	3,149	3,097	2,312	1,754	1,549
Total	$16,390	$17,145	$16,473	$13,477	$10,469

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands, Unaudited)

	March 31 2010	December 31 2009	September 30 2009	June 30 2009	March 31 2009

Commercial	$494	$-	$-	$-	$-
Real estate	1,581	1,730	1,671	2,212	2,492
Mortgage warehousing	-	-	-	-	-
Installment	101	23	142	115	204
Total	$2,176	$1,753	$1,813	$2,327	$2,696

HORIZON BANCORP

Loan Portfolio Detail

March 31, 2010 (Unaudited)	Loan Balance	Non-Performing Loans	Percent of Loans	Specific Reserves on Non-Performing Loans	Percent of Non-performing Loans

Owner occupied real estate	$142,877	$2,886	2.02%	$525	18.19%
Non owner occupied real estate	102,128	1,101	1.08%	-	0.00%
Residential development	10,276	1,563	15.21%	125	8.00%
Commercial and industrial	55,383	1,474	2.66%	433	29.38%
Total commercial	310,664	7,024	2.26%	1,083	15.42%

Residential mortgage	137,268	6,078	4.43%	590	9.71%
Residential construction	6,889	139	2.02%	27	19.42%
Mortgage warehouse	96,327	-	0.00%	-	0.00%
Total mortgage	240,484	6,217	2.59%	617	9.92%

Direct installment	24,409	321	1.32%	48	14.95%
Indirect installment	131,291	1,022	0.78%	75	7.34%
Home equity	111,254	1,806	1.62%	1,141	63.18%
Total installment	266,954	3,149	1.18%	1,264	40.14%

Total loans	818,102	16,390	2.00%	2,964	18.08%
Allowance for loan losses	(16,120)
Net loans	$801,982	$16,390	2.04%	$2,964	18.08%

December 31, 2009 (Unaudited)	Loan Balance	Non-Performing Loans	Percent of Loans	Specific Reserves on Non-Performing Loans	Percent of Non-performing Loans

Owner occupied real estate	$138,999	$3,152	2.27%	$700	22.21%
Non owner occupied real estate	100,502	1,677	1.67%	125	7.45%
Residential development	16,101	2,343	14.55%	125	5.34%
Commercial and industrial	58,915	2,057	3.49%	725	35.25%
Total commercial	314,517	9,229	2.93%	1,675	18.15%

Residential mortgage	126,469	4,638	3.67%	441	9.51%
Residential construction	7,423	181	2.43%	71	39.29%
Mortgage warehouse	166,698	-	0.00%	-	0.00%
Total mortgage	300,590	4,819	1.60%	512	10.62%

Direct installment	24,908	387	1.55%	-	0.00%
Indirect installment	136,600	1,089	0.80%	95	8.72%
Home equity	109,702	1,621	1.48%	1,188	73.29%
Total installment	271,210	3,097	1.14%	1,283	41.43%

Total loans	886,317	17,145	1.93%	3,470	20.24%
Allowance for loan losses	(16,015)
Net loans	$870,302	$17,145	1.97%	$3,470	20.24%

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2010			March 31, 2009
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

ASSETS
Interest-earning assets
Federal funds sold	$68,209	$12	0.07%	$3,119	$2	0.26%
Interest-earning deposits	4,857	5	0.42%	4,550	5	0.45%
Investment securities - taxable	253,848	2,429	3.88%	245,134	2,842	4.70%
Investment securities - non-taxable (1)	112,275	1,081	5.28%	89,508	920	5.56%
Loans receivable (2)	811,350	12,605	6.31%	917,566	14,905	6.59%
Total interest-earning assets (1)	1,250,539	16,132	5.36%	1,259,877	18,674	6.11%

Noninterest-earning assets
Cash and due from banks	13,852			23,119
Allowance for loan losses	(16,001)			(11,387)
Other assets	84,904			76,270

	$1,333,294			$1,347,879

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$828,838	$2,763	1.35%	$784,791	$3,996	2.07%
Borrowings	269,349	2,443	3.68%	339,417	2,892	3.46%
Subordinated debentures	27,837	373	5.43%	27,837	370	5.39%
Total interest-bearing liabilities	1,126,024	5,579	2.01%	1,152,045	7,258	2.56%

Noninterest-bearing liabilities
Demand deposits	82,659			79,785
Accrued interest payable andother liabilities	8,156			8,991
Shareholders' equity	116,455			107,058

	$1,333,294			$1,347,879

Net interest income/spread		$10,553	3.35%		$11,416	3.55%

Net interest income as a percent of average interest earning assets (1)			3.55%			3.78%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	March 31	December 31
	2010	2009
	(Unaudited)
Assets
Cash and due from banks	$22,088	$63,919
Interest-bearing deposits	3,741	4,783
Investment securities, available for sale	351,630	333,132
Investment securities, held to maturity	17,122	11,657
Loans held for sale	8,682	5,703
Loans, net of allowance for loan losses of $16,120 and $16,015	793,300	870,302
Premises and equipment	30,628	30,534
Federal Reserve and Federal Home Loan Bank stock	13,189	13,189
Goodwill	5,787	5,787
Other intangible assets	1,372	1,447
Interest receivable	6,206	5,986
Cash value life insurance	23,295	23,139
Other assets	24,620	17,442
Total assets	$1,301,660	$1,387,020

Liabilities
Deposits
Non-interest bearing	$91,482	$84,357
Interest bearing	782,040	867,351
Total deposits	873,522	951,708
Borrowings	273,235	284,016
Subordinated debentures	27,837	27,837
Interest payable	1,038	1,135
Other liabilities	10,312	7,719
Total liabilities	1,185,944	1,272,415

Commitments and contingent liabilities
Stockholders’ Equity
Preferred stock, no par value, $1,000 liquidation value
Authorized, 1,000,000 shares
Issued 25,000 shares	24,345	24,306
Common stock, $.2222 stated value
Authorized, 22,500,000 shares
Issued, 3,295,953 and 3,273,881 shares	1,122	1,119
Additional paid-in capital	10,211	10,030
Retained earnings	74,310	73,431
Accumulated other comprehensive income	5,728	5,719
Total stockholders’ equity	115,716	114,605
Total liabilities and stockholders’ equity	$1,301,660	$1,387,020

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended
	March 31
	(Unaudited)	(Unaudited)
	2010	2009
Interest Income
Loans receivable	$12,605	$14,905
Investment securities
Taxable	2,446	2,849
Tax exempt	1,081	920
Total interest income	16,132	18,674
Interest Expense
Deposits	2,763	3,996
Borrowed funds	2,443	2,892
Subordinated debentures	373	370
Total interest expense	5,579	7,258
Net Interest Income	10,553	11,416
Provision for loan losses	3,233	3,197
Net Interest Income after Provision for Loan Losses	7,320	8,219
Other Income
Service charges on deposit accounts	865	934
Wire transfer fees	140	247
Interchange fees	454	388
Fiduciary activities	995	917
Gain on sale of mortgage loans	1,382	1,913
Mortgage servicing net of impairment	65	(134)
Increase in cash surrender value of bank owned life insurance	156	156
Other income	317	73
Total other income	4,374	4,494
Other Expenses
Salaries and employee benefits	4,798	4,831
Net occupancy expenses	1,062	1,032
Data processing	402	379
Professional fees	471	395
Outside services and consultants	365	326
Loan expense	750	566
FDIC insurance expense	388	292
Other losses	27	385
Other expenses	1,291	1,191
Total other expenses	9,554	9,397
Income Before Income Tax	2,140	3,316
Income tax expense	349	681
Net Income	1,791	2,635
Preferred stock dividend and discount accretion	(352)	(350)
Net Income Available to Common Shareholders	$1,439	$2,285
Basic Earnings Per Share	$0.44	$0.71
Diluted Earnings Per Share	0.44	0.70